NEWS

IRELAND INC. COMPLETES $ 5.78 MILLION EQUITY FINANCING

Craig-Hallum Capital Group Acts As Sole Placement Agent

Optimization of Precious Metals Extraction Circuit Work Continues at On-Site Pilot Plant -- Expansion of Drill Program to Follow

HENDERSON, Nevada – December 3, 2012 – Ireland Inc. (OTCBB: IRLD) today announced the completion of a $5.78 million equity financing in a private placement to institutional and individual accredited investors. Craig-Hallum Capital Group LLC, a research, trading and investment banking firm, acted as sole placement agent for the offering. Ireland will use the funds to continue with its onsite pilot plant testing and drilling and sampling program at its Columbus Project in Esmeralda County, Nevada.

Completed Offering

  8,896,910 Units were sold at a price of $0.65 per Unit for gross proceeds to Ireland of $5.78 million.

  Each Unit was comprised of one share of Ireland Inc. Common Stock and one four-year Share Purchase Warrant.

  Each Share Purchase Warrant, which expires on November 29, 2016, entitles the holder to purchase one additional share of Common Stock at a price of $ 0.95 share.

Technical Program

  Processing and precious metals extraction activities have been moved entirely to the on-site pilot plant.

  The gravity concentration circuit has been fully commissioned, while testing of the leaching and resin extraction circuits are underway.

  After the completion of the onsite leach and resin extraction tests, Ireland will commence continuous processing and precious metals extraction at the on-site pilot plant in Esmeralda County, Nevada.

Ireland’s goal is to produce gold and silver through onsite processing later this quarter. This will be followed by the reactivation of the drill program.

Phase Four Drill Program

The capital raise will also allow Ireland to initiate its Phase Four drill program, for which the permit has been granted. The Phase Four drill program will consist of 31 drill holes to a depth of 200 feet below the surface of the Columbus Salt Marsh Basin and cover an additional 0.48 square miles adjacent to the North Sand Zone. The goal of this drill program is to expand and improve the definition of the North Sand Zone.

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  Results of the drilling in the North and South Sand Zones to date (to 100’ and 200’ depths, respectively) have yielded drill-inferred tonnage of 174 million tons of mineralization with an average sample head grade of 0.038 opt gold equivalent AuE (0.034 opt Au, 0.179 opt Ag).

  Upon completion of the Phase Four drill program, Ireland expects to expand the boundaries of the sand zones, the quantity of the tonnage contained therein and the quality of the resource definition within these areas. It is anticipated that additional drill programs will follow.

About Craig-Hallum Capital Group

Craig-Hallum is an employee-owned, idea-driven research, trading and investment banking firm servicing clients in the U.S. and internationally. The company is focused on delivering insightful, differentiated advice and services for its institutional and corporate clients. To learn more, visit http://www.craig-hallum.com/.

About Ireland Inc.

Based in Henderson, Nevada, Ireland Inc. (www.irelandminerals.com) is a minerals exploration and development company that targets properties containing large-scale deposits of precious metals in the southwestern United States. Ireland is currently involved with two mining projects, both of which are prospective for gold and silver. In early 2008, Ireland completed the acquisition of the Columbus Project located in Esmeralda County, NV, near Tonopah. Ireland also owns rights to acquire up to 100% of the Red Mountain Project in San Bernardino County, California.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, and uncertainties surrounding estimates of mineralized material. Extraction rates and mineralization grades from test results on individual samples may not be representative of extraction rates or grades that can be obtained from other samples or from commercial scale extraction efforts. Additional exploration work will be required to fully define the extent of the Columbus Project’s mineralized areas and before proved or probable mineral reserves can be established. There is no assurance that the results of Ireland’s exploration of pre-feasibility programs will result in a decision to enter into commercial production. Ireland undertakes no obligation to update the forward looking statements in this document.

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This release may also refer to resource estimates. The US Securities and Exchange Commission (the “SEC”) does not normally permit issuers to disclose resource estimates in their filings with the SEC. SEC guidelines normally permit only the disclosure of “reserve” estimates, which are those parts of a mineral deposit that could be economically and legally extracted or produced at the time the estimate is made. Inferred resource estimates generally may not be used as the basis for pre-feasibility or feasibility studies. There are no assurances that any resource estimates can be economically or legally extracted or produced or that any of these resource estimates will ever be converted to reserves. There are also no assurances that any inferred resource estimates will be converted into indicated or measured resources. The mineralization estimates provided in this release are based on internal calculations and have not been independently confirmed.

Investors are advised to carefully review the reports and documents that Ireland Inc. files from time to time with the SEC, particularly its Annual, Quarterly and Current Reports.

INVESTOR RELATIONS CONTACTS:
Terri MacInnis, Dir. of Investor Relations	R. Jerry Falkner, CFA
Bibicoff + MacInnis, Inc.	RJ Falkner & Company, Inc.
818.379.8500 terri@bibimac.com	800.377.9893 info@rjfalkner.com

#100–2441West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338